Exhibit 99.1

Highpower International Reports Unaudited Second Quarter First Half 2017 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, August 10, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Net sales for the second quarter of 2017 increased by 40.7% to $51.7 million from $36.7 million in the prior year period.
•	Gross profit for the second quarter of 2017 increased by 57.9% to $12.1 million from $7.6 million in the prior year period
•	EBITDA for the second quarter of 2017 increased by 67.1% to $6.5 million from $3.9 million in the prior year period.
•	Net income attributable to the Company for the second quarter of 2017 was $4.4 million, or $0.28 per diluted share, as compared to $2.1 million, or $0.14 per diluted share, in the prior year period.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are extremely pleased to deliver yet another quarter of strong top- and bottom-line results in the second quarter of 2017. Our lithium ion battery and battery solution business continued to enjoy healthy growth, driven by continued high demand for energy storage systems, smart wearable devices, and other digital products. Our gross margins performed well as we continued to benefit from efficiencies of scale, and we continued to invest in areas that are critical to our business.

As we enter the second half of 2017, we expect a stronger cash position and reasonable growth given our much higher baseline. We believe that the cash received from the previously announced equity transfer of our Yipeng ownership will help us expand our production capacity and research and development efforts. We also look forward to seeing the financial benefits of the previously announced partnerships for supplying batteries to industry-leading smart vacuum brands as well as supplying PHEV and EV to Yipeng. We will continue to drive our business forward by focusing on strategic partnerships. We are well-positioned to take advantage of strong growth opportunities and expand current partnerships with leading brands.”

Second Quarter and First Half 2017 Financial Results

Net Sales

Net sales for the second quarter of 2017 increased by 40.7% to $51.7 million from $36.7 million in the prior year period, primarily attributable to the substantial growth in revenue from the Lithium and New Materials segments, driven by increased demand in consumer products including portable power stations, digital products, smart wearable devices, and notebooks.

Net sales increased 42.1% to $93.6 million in the first half of 2017 as compared to $65.8 million for the first half in 2016. The increase was driven by higher sales volume and revenue from the Lithium and New Materials segments.

Gross Profit

Gross profit for the second quarter of 2017 increased by 57.9% to $12.1 million from $7.6 million in the prior year period, primarily attributable to a higher margin product mix and efficiencies gained from economies of scale. Gross margin for the second quarter of 2017 increased to 23.3% from 20.8% in the prior year period.

Gross profit for the first half of 2017 increased 62.8% to $22.0 million from $13.5 million in prior year period. Gross margin was 23.5% and 20.5% for first half 2017 and 2016, respectively.

Operating Expenses

•	Research and development (R&D) expenses for the second quarter of 2017 were $2.1 million as compared to $2.0 million in the prior year period.

Research and development expenses were $4.0 million, or 4.2% of net sales, for the first half of 2017 as compared to $3.7 million, or 5.6% of net sales, for the first half of 2016.

•	Selling and distribution expenses for the second quarter of 2017 were $1.7 million as compared to $1.5 million in the prior year period. As a percentage of net sales, selling and distribution expenses decreased to 3.3% from 4.2% in the prior year period, primarily attributable to the Company’s customer base optimization efforts.

Selling and distribution expenses were $3.4 million, or 3.6% of net sales, for the first half of 2017 as compared with $3.1 million, or 4.7% of net sales, for the first half of 2016.

•	General and administrative expenses for the second quarter of 2017 were $3.0 million as compared to $3.2 million in the prior year period. As a percentage of net sales, general and administrative expenses decreased to 5.8% from 8.8% in the prior year period.

General and administrative expenses were $6.1 million, or 6.5% of net sales, for the first half of 2017 as compared with $6.3 million, or 9.6% of net sales, for the six months ended June 30, 2016.

Net Income

Net income attributable to the Company for the second quarter of 2017 increased to $4.4 million from $2.1 million in the prior year period. Net income attributable to the Company per diluted share for the second quarter of 2017 increased to $0.28 from $0.14 in the prior year period.

For the quarter ended June 30, 2017 and 2016, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,479,357 and 15,102,877, respectively.

Net income attributable to the Company for the first half of 2017 increased to $6.9 million from $1.7 million in the prior year period. Net income attributable to the Company per diluted share for the first half of 2017 increased to $0.45 from $0.11 in the prior year period.

For the six months ended June 30, 2017 and 2016, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,304,773 and 15,103,886, respectively.

EBITDA

EBITDA for the second quarter of 2017 increased by 67.1% to $6.5 million from $3.9 million in the prior year period. EBITDA for the first half of 2017 increased by 124.9% to $11.5 million from $5.1 million in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights
($ in millions, except per share data)	June 30,	December 31,
	2017	2016
	(Unaudited)
	$	$
Cash	$19.3	$9.3
Total Current Assets	$126.0	$104.5
Total Assets	$188.2	$163.3

Total Current Liabilities	$133.6	$118.0
Total Liabilities	$133.6	$118.0
Total Equity	$54.5	$45.3
Total Liabilities and Equity	$188.2	$163.3
Book Value Per Share	$3.55	$3.00

Ganzhou Highpower

Shenzhen Highpower Technology Co., Ltd (“Shenzhen Highpower”), Xiamen Tungsten Co. Ltd. (SHA: 600549) (“Tungsten”), and other minority shareholders of Ganzhou Highpower Technology Co., Ltd. (“Ganzhou Highpower”) have been in discussions regarding, and Tungsten recently announced that its board of directors has approved, a proposed investment of RMB 78.8 million (or approximately $11.8 million) in exchange for the acquisition of 47% ownership of Ganzhou Highpower, the Company’s majority-owned subsidiary. Shenzhen Highpower would not be transferring any of its equity ownership of Ganzhou Highpower and it would not receive any of the consideration, which would be given directly to Ganzhou Highpower. The proposed transaction is subject to approval by Highpower’s board of directors and execution of a definitive binding agreement and related documentation, satisfaction of conditions included therein, and other customary approvals and conditions. As a result of this transaction, if consummated, Shenzhen Highpower’s ownership of Ganzhou Highpower would decrease from 70% to 31.3%. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated. Further, readers are cautioned that the terms of the proposed transaction described herein, including the consideration to be issued therein, are non-binding.

Conference Call Details

The Company will hold a conference call on Thursday, Aug 10, 2017 at 10:00 am Eastern Time or 10:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to http://highpowertech.equisolvewebcast.com/q2-2017. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA is reconciled in the table below to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. Such forward-looking statements include the proposed transaction regarding Ganzhou Highpower, approval by Highpower’s board and Highpower’s resulting equity ownership, Highpower’s cash position and growth, production capacity, research and development efforts, strategic partnerships and business and financial expectations. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the terms of the proposed Ganzhou Highpower not hereafter being approved by Highpower’s board or memorialized in a definitive agreement; inability to successfully expand our production capacity; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; lower than expected sales of batteries to producers of smart vacuum products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30, 2017	December 31, 2016
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	19,325,657	9,324,393
Restricted cash	15,918,318	11,213,640
Accounts receivable, net	42,737,207	46,280,769
Amount due from Yipeng	2,465,325	7,517,250
Notes receivable	2,192,197	1,093,730
Prepayments and other receivables	10,922,029	6,899,872
Inventories	32,488,267	22,207,333

Total Current Assets	126,049,000	104,536,987

Property, plant and equipment, net	46,167,556	43,504,991
Land use right, net	3,670,645	3,622,435
Other assets	475,000	500,000
Deferred tax assets	1,248,226	1,477,761
Long-term investment	10,540,473	9,689,576

TOTAL ASSETS	188,150,900	163,331,750

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	49,132,387	49,463,901
Deferred income	892,154	761,491
Short-term loans	19,329,517	18,776,080
Non-financial institution borrowings	11,804,285	3,741,115
Notes payable	41,373,724	30,658,000
Amount due to Yipeng	62,204	1,522,313
Other payables and accrued liabilities	9,249,029	11,148,556
Income taxes payable	1,782,786	1,963,298

Total Current Liabilities	133,626,086	118,034,754

Warrant Liability	-	259

TOTAL LIABILITIES	133,626,086	118,035,013

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30, 2017	December 31, 2016
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock	-	-
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,356,560 shares issued and outstanding at June 30, 2017 and 15,114,991 shares issued and outstanding at December 31, 2016)	1,536	1,511
Additional paid-in capital	12,249,531	11,580,934
Statutory and other reserves	4,992,463	4,992,463
Retained earnings	36,172,954	29,266,068
Accumulated other comprehensive income (loss)	600,641	(873,582)

Total equity attributable to the stockholders of Highpower International Inc.	54,017,125	44,967,394

Non-controlling interest	507,689	329,343

TOTAL EQUITY	54,524,814	45,296,737

TOTAL LIABILITIES AND EQUITY	188,150,900	163,331,750

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	51,699,930	36,732,310	93,566,778	65,829,365
Cost of sales	(39,628,164)	(29,088,639)	(71,560,178)	(52,308,655)
Gross profit	12,071,766	7,643,671	22,006,600	13,520,710

Research and development expenses	(2,137,286)	(2,035,886)	(3,951,216)	(3,658,769)
Selling and distribution expenses	(1,722,910)	(1,539,395)	(3,361,223)	(3,074,431)
General and administrative expenses	(3,016,401)	(3,248,899)	(6,074,963)	(6,318,613)
Foreign currency transaction (loss) gain	(514,624)	600,313	(828,502)	509,877
Total operating expenses	(7,391,221)	(6,223,867)	(14,215,904)	(12,541,936)

Income from operations	4,680,545	1,419,804	7,790,696	978,774

Changes in fair value of warrant liability	31,811	7,077	259	126,546
Other income	276,365	1,055,947	854,458	1,211,875
Equity in (loss) earnings of investee	(41,607)	-	105,325	-
Gain on dilution in equity method investee	491,325	-	491,325	-
Interest expenses	(380,531)	(435,402)	(983,848)	(710,394)
Income before taxes	5,057,908	2,047,426	8,258,215	1,606,801

Income taxes expenses	(595,708)	(174,313)	(1,183,473)	(209,817)
Net income	4,462,200	1,873,113	7,074,742	1,396,984

Less: net income (loss) attributable to non-controlling interest	90,963	(178,669)	167,856	(312,190)
Net income attributable to the Company	4,371,237	2,051,782	6,906,886	1,709,174

Comprehensive income (loss)
Net income	4,462,200	1,873,113	7,074,742	1,396,984
Foreign currency translation gain (loss)	1,508,714	(1,964,424)	1,484,713	(1,714,278)
Comprehensive income (loss)	5,970,914	(91,311)	8,559,455	(317,294)

Less: comprehensive income (loss) attributable to non-controlling interest	98,795	(197,060)	178,346	(325,882)
Comprehensive income attributable to the Company	5,872,119	105,749	8,381,109	8,588

Earnings per share of common stock attributable to the Company
- Basic	0.29	0.14	0.45	0.11
- Diluted	0.28	0.14	0.45	0.11

Weighted average number of common stock outstanding
- Basic	15,317,101	15,101,679	15,218,820	15,101,679
- Diluted	15,479,357	15,102,877	15,304,773	15,103,886

Reconciliation of Net Income to EBITDA

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	4,371,237	2,051,782	6,906,886	1,709,174

Interest expenses	380,531	435,402	983,848	710,394
Income taxes expenses	595,708	174,313	1,183,473	209,817
Depreciation and Amortization	1,155,648	1,229,817	2,429,982	2,486,196

EBITDA	6,503,124	3,891,314	11,504,189	5,115,581

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Six months ended June 30,
	2017	2016
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	7,074,742	1,396,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,429,982	2,486,196
Allowance for doubtful accounts	17,994	4,837
Loss on disposal of property, plant and equipment	25,218	95,368
Deferred income tax	263,673	(64,671)
Equity in earnings of investee	(105,325)	-
Gain on dilution in equity method investee	(491,325)	-
Share based compensation	44,815	205,969
Changes in fair value of warrant liability	(259)	(126,546)
Changes in operating assets and liabilities:
Accounts receivable	4,390,991	3,216,097
Notes receivable	(1,057,366)	1,051,486
Prepayments and other receivables	(3,799,960)	(770,029)
Amount due from Yipeng	5,178,499	(2,187,784)
Amount due to Yipeng	(1,480,335)	774,545
Inventories	(9,595,161)	(1,735,486)
Accounts payable	(494,812)	(2,843,233)
Deferred income	109,892	(75,912)
Other payables and accrued liabilities	(2,145,295)	349,026
Income taxes payable	(227,668)	(499,161)
Net cash flows provided by operating activities	138,300	1,277,686

Cash flows from investing activities
Acquisitions of plant and equipment	(5,199,130)	(4,415,690)
Proceeds from investment	-	(764,409)
Net cash flows used in investing activities	(5,199,130)	(5,180,099)

Cash flows from financing activities
Proceeds from short-term loans	2,916,017	1,452,377
Repayment of short-term loans	(2,841,696)	-
Repayment of long-term loans	-	(917,291)
Proceeds from non-financial institution borrowings	10,200,959	4,586,455
Repayment of non-financial institution borrowings	(2,331,648)	-
Proceeds from notes payable	40,861,835	29,485,540
Repayment of notes payable	(31,049,819)	(30,313,965)
Proceeds from exercise of employee options	623,806	-
Change in restricted cash	(4,364,417)	1,531,837
Net cash flows provided by financing activities	14,015,037	5,824,953
Effect of foreign currency translation on cash	1,047,057	(973,532)
Net increase in cash	10,001,264	949,008
Cash - beginning of period	9,324,393	5,849,967
Cash - end of period	19,325,657	6,798,975

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	1,147,467	773,650
Interest expenses	948,831	710,394
Non-cash transactions
Offset of deferred income related to government grant and property, plant and equipment	85,571	26,988